SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) October 15, 1997

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (910) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (6 pages), both dated October 15, 1997, related to the acquisition of Artee Industries, Inc.

Forward Looking Information. The discussion in this Form 8-K may contain statements that could be deemed forward-looking statements, which are inherently subject to risks and uncertainties. These statements are characterized by such words as "expect," "believe," "estimate," "project," and "plan" and their derivatives. Factors that could influence the matters discussed include the financial performance of the business acquired, the degree to which the company is successful in integrating the business acquired into its operations, and general factors that influence the company's business, including the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the company.





                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin  N. Saxon
                                     Senior Vice President and
                                     Chief Financial Officer


                              By:    Stephen T. Hancock
                                     Stephen T. Hancock
                                     General Accounting Manager




Dated:   October 15, 1997

CULP To Acquire Artee Industries
Page 2
October 15, 1997






                                   - MORE -





FOR IMMEDIATE RELEASE

                       CULP TO ACQUIRE ARTEE INDUSTRIES

              STRATEGIC ACQUISITION EXTENDS VERTICAL INTEGRATION
                         INTO SPUN YARN MANUFACTURING

               ROBERT T. DAVIS TO JOIN CULP'S BOARD OF DIRECTORS

HIGH POINT, North Carolina (October 15, 1997) Culp, Inc. (NYSE: CFI) today announced that it has signed a definitive asset purchase agreement to acquire the business and certain assets relating to the spun yarn manufacturing operations of Artee Industries, Incorporated, a privately-held company based in Shelby, North Carolina. Terms of the agreement include an initial transaction value of approximately $17 million, including stock, cash, notes and the assumption of certain liabilities, and an additional payment of up to approximately $7 million contingent upon the future profitability of the acquired operations. Closing of the transaction, which is subject to certain conditions set forth in the agreement, is expected about April 1998. Subsequent to the completion of the acquisition, Robert T. Davis, chairman of Artee Industries, is expected to be elected to Culp's Board of Directors, expanding the number of directors to ten.

      "This agreement represents an outstanding opportunity to extend Culp's vertical integration into spun yarn manufacturing," remarked Robert G. Culp, III, chief executive officer. "Artee Industries is a successful company that supplies Culp and several other leading fabric manufacturers with a range of spun yarns. A primary goal is to maintain the high level of customer service that we and others have come to expect from Artee Industries. Our plans are to establish the acquired operations as a separate business unit with the present management and support the investments necessary to continue expanding capacity and broadening the variety of yarns that Artee markets. We are especially pleased with the prospect of having Bob Davis join Culp's Board of Directors. He has established Artee as one of Culp's key suppliers, and we look forward to his guidance in maximizing the value of these acquired resources."

      Robert T. Davis said, "We are delighted with this chance to join the Culp organization. Culp has established clear leadership in our industry, and we believe that Artee can contribute positively to the Company's continued growth. We expect our marketing program to benefit significantly from Culp's strong financial resources which will enable us to fund a stepped-up effort to expand capacity and develop new yarns using a variety of fibers."

      Culp indicated that the assets being acquired include manufacturing facilities in Shelby, Cherryville and Lincolnton, North Carolina. Artee
Industries manufactures and markets a variety of spun yarns, including WrapSpun TM, open-end spun and chenille yarns. Artee Industries is currently generating annualized net sales of approximately $36 million, of which shipments to Culp account for approximately $20 million. Culp reported net sales of $399 million for its most recent fiscal year ended April 27, 1997.

      Culp added, "Although we extrude some of our own polypropylene yarn, the addition of these assets from Artee Industries will enable us to start controlling much of Culp's requirements for spun and chenille yarns. Acquiring these resources is a sound strategic step for us. We have increasingly been directing more of Culp's resources toward marketing fabrics with innovative patterns and designs. Having an internal source for spun yarns will blend well with the accelerated design initiatives of each of our business units. We are confident there is considerable potential to link Artee's resources with our other yarn manufacturing capabilities and produce fabrics that embody innovative textures and styles. The end result should be even more versatility to provide distinctive fabrics to a worldwide base of manufacturers of furniture, bedding and other home furnishings."


                                     -30-


                      CULP, INC. FINANCIAL INFORMATION RELEASE
                        ACQUISITION OF ARTEE INDUSTRIES, INC.
                                  October 15, 1997

A.     Acquisition Summary

     On October 14,1997, Culp entered into a definitive ASSET PURCHASE AGREEMENT to acquire the business and substantially all assets and to assume certain liabilities of Artee Industries, Incorporated ("Artee"), a yarn manufacturer. The transaction value at closing is estimated at $17.4 million, and includes the issuance of new shares of Culp common stock, cash and a note, as well as the repayment at closing of Artee's interest-bearing debt. Also, there is an "earn-out" which provides the opportunity for additional consideration of up to $7.2 million (60% in stock and 40 % in cash), based upon the profitability of Artee during Culp's fiscal year ending May 2, 1999. The acquisition will be accounted for as a purchase, and therefore the results of Artee from the closing date will be included in Culp's results. Closing of the transaction is expected on May 4, 1998, or possibly earlier, if certain profitability levels are reached. Conditions to closing are set forth in the agreement and include, among other things, the satisfactory completion of Culp's due diligence and a minimum net worth requirement.

     The company believes the transaction will be considered an "asset purchase" for income tax purposes, and therefore any goodwill would be deductible for tax purposes over a 15 year period, and assets acquired and liabilities assumed would be recorded at their fair market values. The company estimates that income taxes could be reduced by approximately $ 1.5 million as a result of the deductibility of goodwill and the fair market value adjustment of the assets purchased, particularly fixed assets.

B. What products does Artee manufacture and market; and what are annual sales by product line?

     The company believes Artee is the largest producer of WrapSpun TM yarns in North America (WrapSpun is a trademark of Artee Industries, Inc.). These yarns are made from both short and long staple fiber, principally producer-dyed acrylic, for use primarily in the upholstery fabrics market, and, to a lesser extent, the carpet and apparel markets. Artee also has significant capacity to manufacture open-end ("OE") spun yarns from short staple fiber, principally producer-dyed acrylic for use primarily in the upholstery fabrics market, and, to a lesser extent, the hosiery and apparel markets. During April 1997 Artee began a major capital investment program to install substantial capacity to produce chenille yarns, which is expected to be completed within one year. These yarns are produced primarily from spun (wrap or open-end) acrylic or polypropylene, or from filament polypropylene, but other fibers can also be utilized to produce the chenille yarns.

     Projected sales for calendar 1997 are estimated at $36 million. Sales to Culp are approximately $20 million of this total. Sales by product line for the same period are estimated as follows: WrapSpun TM yarns for upholstery market -- $19 million; WrapSpun TM yarns for carpet and other markets -- $7 million; open-end spun yarns -- $7 million; and chenille yarns -- $3 million. The chenille capacity in terms of yarn sales is expected to be over $14 million annually, once the expansion project noted above is completed.

C. Where is Artee located, how many employees are there, and how will it be managed?

     Artee owns and operates three plants located in Shelby, Cherryville and Lincolnton, North Carolina, all of which are about 50 miles west of Charlotte, NC. In total, these facilities have over 300,000 square feet of manufacturing space and are located on about 33 acres of land, which provides ample room for possible expansion. The equipment in each plant is relatively modern. All of this equipment was purchased new or has been rebuilt as new within the last 12 years.

     Artee has about 300 hourly employees which are not represented by any union. There are approximately 30 salaried employees.

     Culp plans to operate Artee as an independent business unit headed by the present management team. Artee has been a supplier to Culp since 1984 when Robert T. Davis acquired the company. Prior to acquiring Artee, Bob Davis had an outstanding career with such companies as Collins & Aikman and Dixie Yarns , both of which he served in senior executive positions. Additionally, he is currently a director of the American Textile Manufacturers Institute. Management is comprised of a small, but effective and experienced team of textile professionals as follows: Robert (Bob) T. Davis (Chairman) , Robert (Rob) L. Davis, (President & CEO), Louis W. Davis (Vice President of Sales), and J. Marshall Bradley (Vice President of Operations). This group of executives has run Artee for the last ten years.

     After closing of the transaction, Bob Davis is expected to join the Culp board of directors. Bob Davis will bring to the Culp board a wealth of industry knowledge regarding yarn manufacturing, particularly in the area of spun yarns.

D. What is the expected composition of the estimated transaction value at the closing date (dollars in thousands)?

     Fair value of purchased assets, net of current liabilities
       assumed (1)                                                       $8,400
     Interest-bearing debt with bank and shareholder
       ( to be repaid at closing)                                         8,500
     Acquisition costs (legal, accounting, professional, etc)               500
                                                                         ------
             Estimated transaction value                               $ 17,400
                                                                         ======

     (1) Subject to possible adjustment based upon the audited closing date balance sheet

E.    What are the provisions of the "earn-out" ?

     An "earn-out" of between $2.2 million and $7.2 million is possible based upon Artee's pretax income (calculated on an historical basis as defined in the agreement) for Culp's fiscal year ending May 2, 1999. At $2.2 million of pretax income , the "earn-out" consideration begins and the payout is at a level of $2.2 million. At $5.2 million of pretax income, the "earn-out" consideration ends and the payout is at a level of $7.2 million. The "earn-out" increases on a pro rata basis above the minimum pretax income threshold of $2.2 million up to the maximum pretax income amount of $5.2 million. Any payout under the "earn-out" will be made 60% in stock and 40% in cash. The number of Culp shares to be issued is based upon a price of $19.00 per share, subject to adjustment under a "collar" provision based upon the price of Culp's stock at the time the "earn-out" is paid. In the event that Culp stock is under $15.00 per share, the company has the option to pay some or all of the stock portion in cash.

If the minimum threshold level of $ 2.2 million in pretax income were reached in Culp's fiscal year 1999, the EPS contribution to Culp is estimated at $.05 (after accounting for additional interest expense and shares outstanding as well as goodwill amortization and income taxes ).

F. How will the acquisition be financed at closing (dollars in thousands, except share data)?

        Bank debt (1)                                             $   10,400
        Issuance of new Culp shares (284,211 @ $19.00) (2)             5,400
        Note payable to sellers  (3)                                   1,600
                                 --                                   ------
            Estimated transaction value                           $   17,400
                                                                      ======

     (1) Source is Culp's revolving credit facility. This assumes all of Artee's bank and shareholder debt will be repaid at closing, which is estimated at $8.5 million. Another $1.9 million will be required at or near closing for the cash payment at closing plus professional fees;

     (2) Culp shares are planned to be freely tradable upon issuance except for applicable volume limitations under rules of the SEC. If the price of Culp stock is less than $15.00, Culp has the option to pay in cash rather than stock;

     (3) The key terms are: interest rate of 6.5%; payable upon completion of the audited closing date balance sheet; and unsecured.

G. What are certain estimated additional expense items related to Artee for Culp's fiscal 1999 (dollars in thousands) ?

       Interest expense                                             $     900
       Depreciation                                                     1,100
       Amortization of goodwill ( $4,000/40 years)                        100

H. What is the estimated opening balance sheet (dollars in thousands, except share data)?

           Accounts receivable(1)                                    $  4,000
           Inventory                                                    3,000
           Other current assets                                           500
           Property, plant equipment (2)                                9,700
           Goodwill                                                     4,000
                                                                       ------
              Total assets                                             21,200
                                                                       ======

           Accounts payable                                            (3,000)
           Accrued expenses                                            (  800)
                                                                       ------
                         Net assets                                  $ 17,400
                                                                       ======

           Long-term debt (Culp's credit facility)                   $ 10,400
           Seller note payable (Short term)(3)                          1,600
           Common stock (4)                                             5,400
                                                                       ------
              Transaction value (estimated at closing)               $ 17,400
                                                                       ======

          (1) Includes an estimated $2,000 in  receivables from Culp;
          (2) Estimated; allocation of purchase price dependent upon asset appraisals;
          (3) Will be classified as a current liability because it is payable upon completion of the audited closing date balance sheet, which is expected in 60 to 90 days after closing;
          (4) 284,211 shares, valued at $19.00 per share; subject to a "collar".

I. What does Culp view as the principal business reasons for acquiring Artee Industries ?

     The following is a summary of Culp's goals and the key elements of its business plan for Artee:


     1. EXTEND CULP'S VERTICAL  INTEGRATION INTO SPUN YARNS

     a) manufacturing its own spun yarns is an important additional vertical integration step for Culp; spun yarns are used as filling yarns in textured woven fabrics and as pile (or face) yarn in velvets;

     b) Culp believes that buying an existing operation is more cost effective and certainly much faster than building the capability;

     c) WrapSpun TM yarns for upholstery currently have strong demand because of
     (1) the resurgence of velvets and (2) WrapSpun TM yarns used in chenille (both factors apparently due to the consumers' desire for softer fabrics); Artee is the largest producer of WrapSpunTM yarns for the home furnishings industry;

     d) Culp plans to transfer outside purchases of open-end ("OE") and WrapSpunTM yarns to Artee over the next two years as additional capacity becomes available;

     e) captive spun yarn production should lower raw material costs.


     2. INCREASE  CAPACITY TO PRODUCE CHENILLE YARNS

     a) investment to capitalize on expected continued growth in popularity of chenille fabrics;

     b) particular emphasis planned for WrapSpunTM chenille yarns which yield especially soft fabrics;

     c) expansion underway at Artee will complement planned installation of chenille capacity at Culp in the current fiscal year. Culp's chenille capacity will be consolidated at Artee;

     d) increased capacity for chenille yarns will provide advantages to Culp in lower costs, improved customer service and design flexibility.


3. EXPAND AND ENHANCE CULP'S YARN  DEVELOPMENT  CAPABILITIES

     a) control of spun yarn capacity will complement Culp's overall initiative to develop and market more innovative, value-added fabrics. Internal capacity will facilitate working with furniture manufacturers to develop distinctive patterns, textures and designs;

     b) Culp plans to expand its yarn development staff. Development of new yarns will mesh with the work within each of the design groups for our business units;

     c) enhanced yarn development program should match well with Culp's broad manufacturing resources. New capabilities at Artee should complement previous vertical integration steps including extrusion of filament and staple fiber, OE spinning of rayon, spinning of novelty yarns and yarn dyeing capabilities.

       4.   ACHIEVE INCREASING LEVEL OF OUTSIDE YARN SALES

     a) Artee will operate as an independent business unit, supplying both Culp and other fabric manufacturers of upholstery and apparel. The management team that has successfully operated Artee will remain in place and has a strategic imperative to grow outside yarn sales;

     b) increased focus on developing innovative yarns should enhance value of Artee to its customer base, particularly in high quality, specialty yarns;


     c) investment in increased capacity will enhance customer service and support a sound base of outside customers.


J.      What is Artee's current financial performance ?

     Artee has historically generated EBITDA margins of between 6 % and 9 % of sales. Results in 1997 have been significantly below that level of profitability (currently near break-even) due to several non-recurring factors. Culp and Artee believe that operating results will gradually improve over the next twelve months as these one-time factors are overcome. The non-recurring items that have affected Artee's 1997 results are:

     1. a total plant relocation during the first 6 months of 1997 from Rossville, GA to Cherryville, NC with none of the employees moving to the new facility; productivity is only now approaching 65-70 % of the former plant's production levels; Artee expects to reach 100 % by the end of April 1998;

     2. a partial plant relocation of the OE spinning operation also during the first 6 months of calendar 1997 from Shelby, NC to Cherryville, NC to provide manufacturing floor space for the chenille expansion at Shelby, NC; many employees did move to the new facility because it was only about 20 miles away; productivity is about 80-85 % of the new plant's production capacity; Artee expects to reach 100 % early in calendar 1998;

     3. a sales decline in the long staple WrapSpun TM carpet yarns as different yarn systems are being used in the carpet industry; profitability of these yarns had been falling over the last two years; Artee has initiated a strategy to replace the majority of this production with WrapSpun TM yarns for the upholstery industry , which are in greater demand and carry higher margins. Artee anticipates it will probably take 6 to 12 months to fully replace the WrapSpun TM carpet yarn business with its new WrapSpun upholstery products;

     4. start-up costs of the chenille expansion project. Artee began this project in early 1997 and is now about a quarter of the way through the project and is just recently realizing near-standard production levels from the machinery installed. Artee plans to completely install all of the new machinery by the end of April 1998.

     Culp believes that sound strategic actions are currently in place that are expected to yield gradually improving results .

     (WrapSpun is a trademark of Artee Industries, Inc.)